Exhibit 99.1

FOR IMMEDIATE RELEASE

TerreStar Announces Nationwide Roaming Agreement with AT&T

RESTON, Va. – August 1, 2008 – TerreStar Corporation (NASDAQ: TSTR) and its majority-owned subsidiary TerreStar Networks Inc. today announced that TerreStar Networks has signed a nationwide reciprocal roaming agreement with AT&T.

TerreStar is developing an all-IP integrated satellite-terrestrial communications network and plans to offer services to commercial, government, rural and public safety sectors throughout North America. Satellite communications can offer these sectors enhanced disaster preparedness and emergency response capabilities by providing reliable communications should a natural or manmade incident affect the availability of a terrestrial network.

TerreStar expects to launch its TerreStar-1 satellite in the second quarter of 2009 and complete final testing soon thereafter. Initial TerreStar-enabled handsets will be standard size Windows Mobile enabled PDAs with full QWERTY keyboard, touchscreen and multi-band capability.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
Deirdre.blackwood@terrestar.com